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                               exhibit 10e

                         SEVERANCE AGREEMENT



     THIS AGREEMENT is executed and entered into as of this _____ day of ________ 200X, by and between Twin Disc, Incorporated, a Wisconsin corporation, with its principal offices located at 1328 Racine Street, Racine, Wisconsin ("Corporation"), and ______________ ("Employee").

                                    WITNESSETH:

     WHEREAS, the Board of Directors of the Corporation is aware of the uncertainties created by the current business environment in which tender offers for publicly-held corporations are increasingly frequent, is aware that the possibility of a change in control of the Corporation raises questions and uncertainties, and is aware that these questions and uncertainties are cause for legitimate concern among key Corporation employees about their future with the Corporation; and
     WHEREAS, the Board of Directors of the Corporation recognizes that the efforts of those employees identified by the Board as key management employees have contributed and will continue to contribute to the growth and success of the Corporation; and
     WHEREAS, the Board of Directors of the Corporation is concerned that the uncertainties associated with the current business environment may adversely affect the morale of key management employees of the Corporation, undermine the confidence of such key management employees in the ability of the Corporation to remain a viable and competitive entity and jeopardize the ability of the Corporation to attract and retain the services of key management employees in the future; and
     WHEREAS, the Board of Directors of the Corporation believes that in the best interests of the Corporation, it is essential that key management employees, including Employee, be retained and that the Corporation be in a position to rely on their ongoing dedication and commitment to render services to the Corporation, irrespective of whether the Corporation is or may be acquired or merged with or into another corporation.
     NOW, THEREFORE, in consideration of, and as a specific inducement for, the continued services of Employee, the parties hereto agree as follows:

     1. TERM OF AGREEMENT. This Agreement shall commence as of the date hereof and shall continue in effect until ____________; provided, however, that commencing on __________, 200X, and each _______________ thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than August 1 of that year, the Corporation shall have given notice that it does not wish to extend this Agreement; provided, further, if a Change in Control (as defined in Section 2 below) of the Corporation shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of twenty-four (24) months beyond the month in which such Change in Control of the Corporation occurred.

     2.   CHANGE IN CONTROL OF THE CORPORATION.

          (a) No benefits shall be payable hereunder unless there shall have been a Change in Control of the Corporation, as set forth below. For purposes of this Agreement, a "Change in Control of the Corporation" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") whether or not the Corporation is then subject to such reporting requirement; provided that without limitation, such a change in control shall be deemed to have occurred if:

               (i) any "person" (as defined in Sections 13(d) and 14(d) of the Exchange Act) other than Michael Batten or any member of his family (the "Batten Family"), is or becomes the "beneficial owner' (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing thirty percent (30%) or more of the combined voting power of the Corporation's then outstanding securities;

               (ii) during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement) there shall cease to be a majority of the Board comprised as follows: individuals who at the beginning of such period constitute the Board and any new director(s) whose election by the Board or nomination for election by the Corporation's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or

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               (iii) the shareholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all the Corporation's assets.

          (b) For purposes of this Agreement a "Potential Change in Control of the Corporation" shall be deemed to have occurred if (i) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Corporation, (ii) any person (including the Corporation) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Corporation, (iii) any person, other than a member of the Batten Family or a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, who is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 9.5% or more of the combined voting power of the Corporation's then outstanding securities, increases his beneficial ownership of such securities by 5% or more over the percentage so owned by such person on the date hereof; or (iv) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of the Corporation has occurred. Employee agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control of the Corporation, Employee shall not terminate his employment with the Corporation until the earliest of (i) a date which is six
(6) months from the occurrence of such Potential Change in Control of the Corporation, (ii) the termination by Employee of his employment by reason of Disability or Retirement (at Employee's normal retirement age), as defined in Subsection 3(a) hereof, or (iii) the occurrence of a Change in Control of the Corporation.

     3. TERMINATION FOLLOWING A CHANGE IN CONTROL OF THE CORPORATION. If any of the events described in Section 2 hereof constituting a change in control of the Corporation shall have occurred, Employee shall be entitled to the benefits provided in Subsection 4(d) hereof immediately upon a termination of his employment which occurs during the term of this Agreement unless such termination is (i) due to Employee's death, Disability or Retirement, (ii) by the Corporation for Cause, or (iii) by Employee other than for Good Reason.

          (a) DISABILITY;RETIREMENT. If, as a result of Employee's incapacity due to physical or mental illness, Employee shall have been absent from the full-time performance of his duties with the Corporation for six (6) consecutive months, and within thirty (30) days after written notice of termination is given, Employee shall not have returned to the full-time performance of his duties, the Corporation may terminate Employee's employment for "Disability." Termination by the Corporation or by Employee of Employee's employment by reason of "Retirement" shall mean termination on or after Employee's "Normal Retirement Date" as defined in Section 4.1 of Twin Disc Incorporated Supplemental Retirement Plan, Approved June 21, 1984 and Amended January 1, 1985 (the "Supplemental Retirement Plans"), as applicable to Employee, as of the date hereof, or in accordance with any retirement arrangement established with Employee's consent, with respect to Employee.

          (b) CAUSE. Termination by the Corporation of Employee's employment for "Cause" shall mean termination upon (i) the willful and continued failure by Employee to substantially perform his duties with the Corporation (other than any such failure resulting from termination for Good Reason) after a demand for substantial performance is delivered to Employee that specifically identifies the manner in which the Corporation believes that Employee has not substantially performed his duties, and Employee has failed to resume substantial performance of his duties on a continuous basis within fourteen
(14) days of receiving such demand, (ii) the willful engaging by Employee in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise or (iii) Employee's conviction of a felony or conviction of a misdemeanor which materially impairs Employee's ability substantially to perform his duties with the Corporation. For purposes of this Subsection, no act or failure to act, on Employee's part shall be deemed "willful" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of the Corporation.

          (c) GOOD REASON. Employee shall be entitled to terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason"
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shall mean, without Employee's express written consent, the occurrence after a Change in Control of the Corporation of any one or more of the following:

               (i) the assignment to Employee of duties, responsibilities or status inconsistent with his present duties, responsibilities and status as the Vice President-Finance of the Corporation or a reduction or alteration in the nature or status of Employee's duties and responsibilities from those in effect as of the date hereof;

               (ii) a reduction by the Corporation in Employee's base salary as in effect on the date hereof or as the same shall be increased from time to time ("Base Salary");

               (iii) the Corporation's requiring Employee to be based at an office location other than in Racine, Wisconsin;

               (iv) the failure by the Corporation to continue in effect the Corporation's Salaried Retirement Plan, Supplemental Retirement Plan, Choice Plan (Cafeteria plan under section 125 for qualified group insurance benefits), Incentive Bonus Program, The Accelerator 401(k) Savings Plan, Key Man Life Insurance Program, Travel Accident Insurance, Qualified and Non-Qualified Stock Option Plans or any other of the Corporation's employee benefit plans, policies, practices or arrangements in which Employee participates or the failure by the Corporation to continue Employee's participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of Employee's participation relative to other participants, as existed as of the date hereof;

               (v) the failure of the Corporation to obtain a satisfactory agreement from any successor to he Corporation to assume and agree to perform this Agreement as contemplated in Section 5 hereof; and

               (vi) any purported termination by the Corporation of Employee's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (d) below, and for purposes of this Agreement, no such purported termination shall be effective. Employee's right to terminate his employment pursuant to this Subsection shall not be affected by his incapacity due to physical or mental illness. Employee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

          (d) NOTICE OF TERMINATION. Any termination by the Corporation for Cause or by Employee for Good Reason shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

          (e) DATE OF TERMINATION. "Date of Termination" shall mean the date specified in the Notice of Termination where required or in any other case the date upon which Employee ceases to perform services to the Corporation; provided that if within thirty (30) days after any Notice of Termination one party notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date finally determined to be the Date of Termination, either by mutual written agreement of the parties or by the final nonappealable determination of a court of competent jurisdiction.

     4. COMPENSATION UPON TERMINATION OR DURING DISABILITY. Following a Change in Control of the Corporation, as defined in Section 2 hereof, upon termination of Employee's employment or during a period of disability Employee shall be entitled to the following benefits:

          (a) During any period that Employee fails to perform his full-time duties with the Corporation as a result of incapacity due to physical or mental illness or disability, Employee shall continue to receive his Base Salary at the rate in effect at the commencement of any such period, until Employee's employment is terminated pursuant to Subsection 3(a) hereof. Thereafter, Employee's benefits shall be determined in accordance with the Corporation's retirement, insurance and other applicable programs and plans then in effect.

          (b) If Employee's employment shall be terminated by the Corporation for Cause or by Employee other than for Good Reason, the Corporation shall pay Employee his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given or on the Date of Termination if no Notice of Termination is required hereunder, plus all other amounts to which Employee is entitled under any compensation plan of the Corporation at the time such payments are due, and the Corporation shall have no further obligations to Employee under this Agreement.
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          (c)   If Employee's employment terminates by reason of his Retirement or by reason of his death, then Employee's benefits shall be determined in accordance with the Corporation's Supplemental Retirement Plans, and its retirement, survivor's benefits, insurance, and/or such other applicable programs and plans then in effect.

          (d)   If Employee's employment by the Corporation shall be terminated
(i) by the Corporation other than for Cause, Retirement or Disability or (ii) by Employee for Good Reason, Employee shall be entitled to the benefits (the "Severance Payments") provided below:

               (A) the Corporation shall pay Employee his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, or the Date of Termination where no Notice of Termination is required hereunder;

               (B) the Corporation shall pay as severance benefits to Employee, not later than the tenth (10th) day following the Date of Termination a lump sum severance payment equal to the product of (i) the sum of (I) Employee's annual Base Salary in effect immediately prior to the occurrence of the circumstances giving rise to such termination, and (II) the most recent annual bonus awarded to Employee; times (ii) the lesser of (I) 1.50 or (II) the number of whole and fractional years occurring between Employee's Date of Termination and his Normal Retirement Date as set forth in the Supplemental Retirement Plans;

               (C)	in lieu of shares of common stock of the Corporation
("Option Shares") issuable upon exercise of outstanding options ("Options"), if any, granted to Employee under the Corporation's 1988 Incentive Stock Option Plan and 1988 Non-Qualified Stock Option Plan, together with any additional, substitute or successor option program or plan as may be in effect from time to time, (which Options shall be canceled upon the making of the payment referred to below), Employee shall receive an amount in cash equal to the product of (i) the higher of the closing price of shares reported on the New York Stock Exchange on the Date of Termination or the highest per share price for Option Shares actually paid in connection with any Change in Control of the Corporation, over the per share exercise price of each Option held by Employee, times (ii) the number of Option Shares covered by each such Option;

               (D) for a twenty-four (24) month period after such termination, the Corporation will arrange to provide Employee, at the Corporation's expense, with benefits under the Corporation's applicable employee fringe benefit plans, which benefits shall be the same or substantially similar to the benefits Employee was receiving immediately prior to the Notice of Termination; but in no event shall Employee be provided the benefits described herein after his Normal Retirement Date; and provided further that benefits otherwise receivable by Employee pursuant to this Subsection (D) shall be reduced to the extent comparable benefits are actually received by Employee during the twenty-four
(24) month period following Employee's termination and any such benefits actually received by Employee shall be reported to the Corporation.

          (e) in the event that Employee becomes entitled to the Severance Payments, if it is determined that any of the Severance Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986 ("Code") (or any similar tax that may hereafter be imposed), the Severance Payments to which Employee is entitled hereunder shall be reduced to the extent necessary to avoid the imposition of any Excise Tax upon such Severance Payments. In the event Severance Payments shall have previously been made to Employee which are or would be subject to the Excise Tax, Employee shall immediately repay to the Corporation that portion of the Severance Payments determined to be subject to such Excise Tax. For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by Employee in connection with a Change in Control of the Corporation or Employee's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, any person whose actions result in a Change in Control of the Corporation or any person affiliated with the Corporation or such person) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Corporation's independent auditors and acceptable to Employee such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Severance Payments which shall be treated
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as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Severance Payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i) above), and
(iii) the value of any non-cash benefits or any deferred payment or benefits shall be determined by the Corporation's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Employee's employment, the Corporation shall repay to the Employee at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Severance Payments previously repaid by Employee to the Corporation hereunder attributable to such reduction plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Employee's employment, Employee shall repay to the Corporation such further excess portion of the Severance Payments as would be subject to the Excise Tax (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

          (f) In the event the amount of Severance Payments that Employee would be entitled to receive hereunder, following a Change in Control of the Corporation, upon termination of Employee's employment, would, under any applicable provision of law, render the validity, legality or enforceability of this Agreement and the Severance Payments made hereunder contingent upon this Agreement having first been approved by the affirmative vote of a majority of the aggregate outstanding voting securities of the Corporation, (i) the Severance Payments due Employee hereunder shall be reduced to the extent necessary to avoid rendering this Agreement subject, under any applicable provision of law, to prior shareholder approval as specified above; or (ii) if Severance Payments have previously been made to Employee hereunder, the amount of which Severance Payments would render this Agreement subject to prior shareholder approval, as specified above, as a condition precedent to its validity, legality or enforceability, Employee shall immediately repay to the Corporation that portion of the Severance Payments which served to render this Agreement subject to said prior shareholder approval.

          (g) The payments provided for in Subsection (d) above shall be made no later than the tenth (10th) day following the Date of Termination; provided. however, that if the amounts of such payments cannot be finally determined on or before such day, the Corporation shall pay to Employee on such day an estimate as determined in good faith by the Corporation of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Corporation to Employee payable on the tenth (l0th) day after demand by the Corporation (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

          (h) The Corporation shall also pay to Employee all legal fees and expenses incurred by Employee as a result of such termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder).

          (i) Employee shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by Employee as the result of employment by another employer after the Date of Termination, or otherwise.

          (j) The Severance Payments to be paid pursuant to Subsection (d) above are not intended as stipulated or liquidated damages for breach of any promise of a term of employment, no such promise being made herein, but are payments which shall be fully earned as of the Date of Termination, and shall be compensation for: Employee's continued services rendered to the Corporation after the date hereof and prior to such Date of Termination; the foregoing of other possibly more secure employment; consequential losses which may result from such termination, including, but not limited to, permanent injury to reputation, loss of career development opportunities, and emotional stress; and actual losses which may result from such termination including, but not limited to, lost wages and expenses of securing other employment.

          (k) The Corporation shall have no obligation to provide or cause to be provided to Employee the benefits described in this Agreement if the Corporation or Employee shall terminate Employee's employment prior to a Change
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of Control.  This Agreement is not and nothing contained herein shall be deemed to create a contract of employment between the Employee and the Corporation.

     5.   SUCCESSORS;BINDING AGREEMENT.

          (a) The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation or of any division or subsidiary thereof employing Employee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Corporation in the same amount and on the same terms as Employee would be entitled hereunder if Employee terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

          (b) This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein. shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee or other designees or, if there is no such designee, to Employee's estate.

     6. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

          (a)   If to the Corporation:
                                Twin Disc, Incorporated
                                1328 Racine Street
                                Racine, Wisconsin 53403

          (b)   If to Employee:

                                ____________________
                                ____________________
                                ____________________

     7. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically designated by the Board. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Wisconsin.

     8. VALIDITY. The invalidity or unenforceability of any provision of this shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     9. INTERPRETATION. All terms used herein in the singular shall be construed to include the plural and all terms used herein in the masculine gender shall be construed to include the feminine gender as may be required by the context in which the terms are used.

    10. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby.

     IN WITNESS WHEREOF, the parties have executed this Agreement in the City and County of Racine, Wisconsin, effective as of the date first set forth above.

TWIN DISC, INCORPORATED

By:


Attest:


EMPLOYEE:



___________________